Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 12, 2010, with respect to the consolidated financial statements of Abraxis BioScience, Inc. and the effectiveness of internal control over financial reporting of Abraxis BioScience, Inc., incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-4 of Celgene Corporation for the registration of shares of its common stock and contingent value rights.

/s/  Ernst & Young LLP

Los Angeles, CA
September 8, 1010